Exhibit 10.1

Amended and Restated Corporate and Subsidiary Officer
Capital Accumulation Plan

Section 1. Establishment and Purpose

1.1 Establishment. American Healthways, Inc. established the CORPORATE AND SUBSIDIARY OFFICER CAPITAL ACCUMULATION PLAN (hereinafter called the “Plan”) effective as of September 1, 1987, as a deferred compensation plan for Participants as described herein. This Amended and Restated Plan is adopted effective November 11, 2005.

1.2 Purpose. The purpose of this Plan is to provide a means whereby compensation payable to Company and Subsidiary officers may be deferred for a specified period and, when combined with Company additions, provide for capital accumulation toward savings goals.

Section 2. Definitions

2.1 Definitions. Whenever used hereinafter, the following terms shall have the meaning set forth below:

(a)     “Account” means the total of a Participant’s pay deferrals, Company additions and growth additions thereon.

(b)     “Board” means the Board of Directors of the Company.

(c)     “Change in Control” means a change in control as defined in Section 409A of the Code and the regulations promulgated thereunder.

(d)     “Code” means the Internal Revenue Code of 1986, as amended.

(e)     “Company” means American Healthways, Inc., a Delaware corporation.

(f)     “Company 401(k) Plan” means the American Healthways, Inc. Retirement Savings Plan.

(g)     “Disability” means disability as determined under the Company’s long-term disability insurance policy, or if no such policy exists, as defined in Section 409A(a)(2)(C) of the Code.

(h)     “Early Retirement” means termination of employment where (i) the sum of the Participant’s age plus years of employment at the Company as of the proposed early retirement date is equal to or greater than 70, (ii) the Participant has given written notice to the Company at least one year prior to the proposed early retirement date of his or her intent to retire and (iii) the Chief Executive Officer has approved in writing such early retirement request prior to the proposed early retirement date, provided that in the event the Chief Executive Officer does not approve the request for early retirement or the Chief Executive Officer is the Participant giving notice of his or her intent to retire, then in both cases, the Board shall make the determination of whether to approve or disapprove such request.

(i)     “Employee” means a regular salaried officer of the Company or any of its Subsidiaries.

(j)     “Normal Retirement” means termination of employment on or after the Participant reaches age 65.

(k)     “Participant” means an officer of American Healthways, Inc. or an officer of any Subsidiary designated by the Board to participate in this Plan.

(l)     “Subsidiary” means any corporation, 80% or more of the total combined voting power of all classes of stock of which is directly or indirectly owned by the Company.

(m)     “Plan Year” means the 12-month period beginning January 1 and ending December 31.

(n)     “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from the Participant’s:

    (i)        illness or accident (including the Participant’s dependent’s (as defined in Section 152(a) of the Code) or spouse’s illness or accident);

    (ii)        loss of property due to casualty;

    (iii)        imminent foreclosure of or eviction from the Participant’s primary residence;

    (iv)        medical expenses;

    (v)        funeral expenses of a spouse or dependent; or

    (vi)        other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3. Eligibility for Participation

3.1 Eligibility. Participation in the Plan shall be limited to Employees who are designated as Participants by the Board. In the event an Employee no longer meets the requirements for participation in this Plan, he or she shall become an inactive Participant, retaining all the rights described under this Plan, except the right to make any further deferrals, until the time that he or she again becomes an active Participant.

3.2 Participation. An Employee designated as a Participant by the Board may elect to defer under the Plan for a Plan Year only if such Participant elects to defer the maximum amount permitted under the terms of the Company 401(k) Plan as limited by Section 402(g) and other provisions of the Code for such Plan Year.

Section 4. Election to Defer

4.1 Deferral Amount. No later than December 31 preceding each Plan Year, any Participant may, by written notice to the Company, elect to defer an amount not less than 2% nor more than 10% of the Participant’s base salary for such Plan Year; provided, however, that the amount of the Participant’s aggregate deferrals under the Plan and the Company 401(k) Plan shall not exceed 10% of the Participant’s base salary for the Plan Year.

4.2 Deferral Period. Simultaneous with a Participant’s first deferral election specified in Section 4.1, the Participant shall also designate the time for payout of his or her Account. Payments must begin no earlier than four years from the beginning of each Plan Year, and no later than the earliest to occur of: (a) The date specified in the election (or in the event that no date is specified, the date will be four years from the beginning of such Plan Year), (b) Normal Retirement, (c) Early Retirement, (d) Disability, (e) Death, or (f) Termination of employment.

4.3 Manner of Payment Election. Concurrent with the election in Section 4.2, the Participant, by written notice to the Company, also shall elect the manner in which the Account will be paid. The Participant may choose to have payment made either in a lump sum or in periodic annual installments over a fixed number of years. However, if payment results from the Participant’s termination of employment, other than for Normal Retirement or Early Retirement, such payment shall be made in a lump sum at a date one year following the date of termination of employment. Also, if payout results from the death or Disability of the Participant, payout will be made in a lump sum immediately after the Participant’s death or immediately after the determination of Disability.

4.4 Separate Payout Elections. The Participant may elect separate payout elections for time and manner of payment during the term of his or her participation. Each separate election regarding time and manner of payment must be made at the time the Participant’s deferral election is made (no later than December 31 preceding the Plan Year as provided in Section 4.1) and will apply only to the amounts deferred during such Plan Year, including base salary, Company additions and growth additions.

4.5 Irrevocable Elections. The elections in this Section 4 are irrevocable and may not be modified or terminated by the Participant or his or her beneficiary.

4.6 Amounts deferred under this Section 4 are fully vested to the Participant.

Section 5. Company Additions

5.1 Mandatory Company Additions. On the last day of each Plan Year, the Company shall add to each Participant’s Account an amount equal to not less than 25% of the Participant’s deferrals during that Plan Year; provided, however, that the Company’s aggregate additions to the Participant’s Account under the Plan and the Participant’s account under the Company 401(k) Plan shall not exceed 6% of the Participant’s base salary for that Plan Year. The Participant must defer the maximum amount permitted under the terms of the Company 401(k) Plan as limited by Section 402(g) and other provisions of the Code for the Plan Year to be eligible for mandatory Company additions pursuant to this Section 5.1.

5.2 Discretionary Company Additions. The Board, in its sole discretion, may provide for discretionary additions to the Plan based solely on the Company’s financial performance for the Plan Year. The maximum discretionary Company addition which may be made in any Plan Year is 20% of a Participant’s base salary paid during the Plan Year. Discretionary Company additions are made to all Participants regardless of a Participant’s deferrals into the Plan and such additions are credited to the Account of Participants as of the last day of each Plan Year.

5.3 Vesting. Company additions shall vest 25% per year over four years on the last day of each Plan Year as long as the Participant continues to be employed by the Company or any of its Subsidiaries. The first vesting date is the date the addition is credited to the Participant’s Account. Notwithstanding the foregoing, a Participant shall fully vest in any Company additions pursuant to Section 5.1 and Section 5.2 (i) if the Participant’s employment by the Company and any Subsidiary terminates by reason of his or her death, Disability, Normal Retirement or Early Retirement or (ii) as separately provided for in the Participant’s separate employment agreement with the Company.

5.4 Employment at Year End. No Company addition shall be made for persons who are no longer employed by the Company on the last day of the Plan Year.

Section 6. Deferred Accounts

6.1 Participant Accounts. The Company shall establish and maintain a bookkeeping Account for each Participant, to be credited as of the date the deferred compensation would have been paid. Accounts also shall be credited as of the date Company additions are made as described in Section 5, and their status as vested or nonvested noted according to Section 5.3.

6.2 Growth Additions. Each Participant’s Account shall be credited with a growth addition. The growth addition shall be equal to said Account balance multiplied by a growth increment, the amount of which shall be determined from time to time by the Board. Growth additions shall be calculated on a monthly basis based on the Participant’s Account balance but shall be credited to the Participant’s Account and compounded annually as of the last day of each Plan Year. However, for Participants whose payout results from termination of employment, the growth factor on employee deferrals and on associated compounded growth factors will be calculated through the date of payment to the Participant.

Growth additions shall vest to the extent the Company additions to which they apply are vested under Section 5.3. Growth additions on Participant deferrals are fully vested when credited to the Participant’s Account. Growth additions will be paid at such time and in such manner as the Participant’s other Account balances.

6.3 Charges Against Accounts. There shall be charged against each Participant’s Account any payments made to the Participant or to his or her beneficiary in accordance with Section 7 hereof.

6.4 Contractual Obligation. It is intended that the Company is under a contractual obligation to make payments from a Participant’s Account when due. Account balances shall not be financed through a trust fund or insurance contracts or otherwise unless such trust fund or insurance contracts are owned by the Company. Payment of Account balances shall be made out of the general funds of the Company.

6.5 Unsecured Interest. No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 7. Payment of Deferred Amounts

7.1 Payment of Deferred Amounts. Payment of a Participant’s Account shall be paid in a lump sum or in periodic annual installments over a fixed number of years, in the manner provided for by the Company and elected by the Participant under Section 4.3 of this Plan. Subject to Section 4.3 and Section 7.3, payments shall begin as soon as possible following the date described by Section 4 of this Plan.

7.2 Unforeseeable Emergency. The Board, in its sole discretion, may permit a distribution from a Participant’s Account in the event that the Participant establishes, to the satisfaction of the Board, an Unforeseeable Emergency. A distribution may not be made to the extent that the Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship) or by cessation of deferrals under the Plan. If the Board determines that an Unforeseeable Emergency exists, then a distribution from the vested portion of the Participant’s Account may be made to the Participant, provided that such distribution shall not be in excess of the amount reasonably necessary to satisfy the Unforeseeable Emergency (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

7.3 Six Month Delay of Certain Payments. In the event the receipt of amounts payable pursuant to this Section 7 or Section 13 within 6 months of a Participant’s separation from service for any reason whatsoever would cause a Participant to incur any penalty under Section 409A of the Code, then payment of such amounts shall be delayed until the date that is 6 months following the Participant’s separation of service (the “Earliest Payment Date”). If this provision becomes applicable, it is anticipated that payments that would have been made prior to the Earliest Payment Date in the absence of this provision would be paid as a lump sum on the Earliest Payment Date and the remaining benefits or other payments would be paid according to the schedule otherwise applicable to the payments.

Section 8. Federal Income Tax Consequences

8.1 Federal Income Tax Consequences. It is intended that the Plan shall be considered nonqualified for Federal income tax purposes. Thus, the Company shall not be entitled to a tax deduction until the earlier of (i) the year payment is actually made or (ii) the year in which the Participant reports such amounts as income.

Section 9. Beneficiary

9.1 Beneficiary. A Participant must designate a beneficiary or beneficiaries who, upon his or her death, are to receive the distributions that otherwise would have been paid to him or her. All designations shall be in writing and shall be effective only if and when delivered to the Chief Financial Officer or his or her designee or a replacement designated by the Board during the lifetime of the Participant. If a designated beneficiary predeceases the Participant and no revised beneficiary designation is made, amounts will be prorated to living beneficiaries. If all beneficiaries predecease the Participant, amounts shall be paid to the Participant’s estate.

A Participant may from time to time during his or her lifetime change his or her beneficiary or beneficiaries by a written instrument delivered to the Chief Financial Officer or his or her designee or a replacement designated by the Board. In the event a Participant shall not designate a beneficiary or beneficiaries pursuant to this Section 9.1, or if for any reason such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his or her estate and in such event, the term “beneficiary” shall include his or her estate.

Section 10. Rights of Employees, Participants

10.1 Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Employee’s or Participant’s employment at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any of its Subsidiaries.

10.2 Nontransferability. No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including executive, levy, garnishment, attachment, pledge, and bankruptcy. In the event of a Participant’s death, payment of any amounts due under this Plan shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.

10.3 Participation. No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

Section 11. Administration

11.1 Administration. The Board shall be responsible for the administration of the Plan. The Board is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Board shall determine, within the limits of the express provisions of the Plan, the Employees to whom, and the time or times at which, participation shall be extended, and the amount which may be deferred. In making such determinations, the Board may take into account the nature of the services rendered by such Employees or classes of Employees, their present and potential contributions to the Company’s or its Subsidiaries’ success and such other factors as the Board in its discretion shall deem relevant. The determination of the Board, interpretation or other action made or taken pursuant to the provisions of the Plan, shall be final and shall be binding and conclusive for all purposes and upon all persons.

Section 12. Amendment, Modification, and Termination of the Plan

12.1 Amendment, Modification, and Termination of the Plan. The Board may terminate and from time to time may amend or modify the Plan in accordance with Section 409A of the Code and the regulations promulgated thereunder, provided, however, that no such action of the Board, without approval of the Participant, may adversely affect in any way amounts already deferred pursuant to Section 4.1 of this Plan nor the vesting schedule for an Account as it exists at the time of the modification.

If the Plan is terminated pursuant to Section 409A of the Code and the regulations promulgated thereunder at a date other than the last day of the Plan Year, the Company may make, in the Board’s sole discretion, a pro-rated discretionary Company addition to each Participant’s Account based on operating earnings of the Company generated through the date the Plan is terminated.

Section 13. Merger or Consolidation

Merger or Consolidation. If the Company is involved in a merger or acquisition which results in a Change in Control pursuant to which the Company is not the surviving entity, the Plan will be terminated and all amounts deferred, including any growth additions and Company additions, will immediately vest and be paid out to the Participants in accordance with Section 409A of the Code and the regulations promulgated thereunder.

Section 14. Requirements of Law

14.1 Requirements of Law. The payment of cash pursuant to this Plan shall be subject to all applicable laws, rules and regulations as may be required.

14.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Tennessee.

Section 15. Withholding Taxes

15.1 Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan an amount necessary to satisfy any Federal, state, or local withholding tax requirements.

Section 16. Effective Date of the Plan

16.1 Effective Date. This Amended and Restated Plan shall become effective as of November 11, 2005.